Exhibit 2
March 15, 2004
Mafco Holdings Inc.
35 East 62nd Street
New York, New York 10021
Attention: Ronald O. Perelman
Dear Ronald:
     The undersigned, Raymond G. and Ruth Perelman, are duly authorized signatories of each of the entities listed on Schedule A attached to this letter (the “Entities”).
     We hereby agree on behalf of ourselves and each of the Entitles that (i) we and the Entities will vote (or consent with respect to) all of the Revlon Inc. common stock owned by us and the Entities, or over which we and the Entities have, directly or indirectly, voting power or control (“Revlon stock”), in each case at the record date for any meeting (or consent) of Revlon stockholders, as directed by Mafco Holdings Inc. (“Mafco”), and (ii) we and each of the Entities appoint Mafco as our attorney and proxy, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all Revlon stock.

Sincerely,
/s/ Raymond G. Perelman
Raymond G. Perelman

/s/ Ruth Perelman
Ruth Perelman

Agreed: Mafco Holdings Inc.
By:	/s/ Ronald O. Perelman
Ronald O. Perelman, Chairman and
Chief Executive Officer

Exhibit 2-1

SCHEDULE A
Belmont Holdings Corp.
Charitable Remainder Unitrust
Education Foundation
Judaica Foundation
Community Foundation
RGP Holding
RGRC LP
LCI Risk Management
General Refractories Salaried Pension Plan
Grefco Hourly Pension Plan

Exhibit 2-2